CREDIT AGREEMENT


                            Dated as of May 20, 1997


                                  Between


                       OPTICAL COATING LABORATORY, INC.


                                  as Borrower


                                      and


                               ABN AMRO BANK N.V.

                                    as Bank






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                               TABLE OF CONTENTS




    Section                                                  Page


    ARTICLE I

                 DEFINITIONS AND ACCOUNTING TERMS

    1.01.  Certain Defined Terms...............................  1
    1.02.  Computation of Time Periods......................... 10
    1.03.  Accounting Terms.................................... 10
    1.04.  Currency Equivalents Generally...................... 10

    ARTICLE II

                 AMOUNTS AND TERMS OF THE ADVANCE

    2.01.  The Advance......................................... 11
    2.02.  Repayment........................................... 11
    2.03.  Interest............................................ 11
    2.04.  Default Interest.................................... 11
    2.05.  Prepayments.  ...................................... 11
    2.06.  Increased Costs..................................... 11
    2.07.  Illegality.......................................... 12
    2.08.  Payments and Computations........................... 12

    ARTICLE III


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                      CONDITIONS OF LENDING

    3.01.  Condition Precedent to the Advance.................. 13

    ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES

    4.01.  Representations and Warranties of the Borrower...... 14

    ARTICLE V

                    COVENANTS OF THE BORROWER

    5.01.  Affirmative Covenants............................... 18
    5.02.  Negative Covenants.................................. 23

    ARTICLE VI

                        EVENTS OF DEFAULT

    6.01.  Events of Default................................... 35
    6.02.  Remedies.  ......................................... 38
    6.03.  Rights Not Exclusive.  ............................. 39
    6.04.  Certain Financial Covenant Defaults.  .............. 39

    ARTICLE VII

                          MISCELLANEOUS

    7.01.  Amendments, Etc..................................... 39

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    7.02.  Notices, Etc........................................ 39
    7.03.  No Waiver; Remedies................................. 40
    7.04.  Costs, Expenses and Taxes........................... 40
    7.05.  Right of Set-off.................................... 41
    7.06.  Judgment............................................ 41
    7.07.  Binding Effect...................................... 41
    7.08.  Governing Law....................................... 42
    7.09.  Execution in Counterparts........................... 42

     Exhibit A - Form of Note
     Exhibit B - Form of Opinion of Counsel for the Borrower

                               CREDIT AGREEMENT

                           Dated as of May 20, 1997



          Optical Coating Laboratory, Inc., a Delaware corporation (the "Borrower"), and ABN AMRO Bank N.V. (the "Bank") agree as follows:



                                  ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01.  Certain Defined Terms. As used in this Agreement,

the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

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               "Acceptable Bank" means any commercial bank: (a) that is

     organized under the laws of the United States or any state thereof;
     (b) that has capital, surplus and undivided profits aggregating at least $100,000,000; and (c) whose long-term unsecured debt obligations (or the long- term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank) shall have been rated "A" or higher by Standard & Poor's or "A2" or higher by Moody's.

               "Acquisition" means any transaction or series of related

     transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

               "Advance" means the advance by the Bank to the Borrower

     pursuant to Article II.

               "Affiliate" means, as to any Person, any other Person which,

     directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the

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     ownership of voting securities, membership interests, by contract, or otherwise.

               "Bank" has the meaning specified in the introductory clause hereto.

               "Bankruptcy Code" means the Federal Bankruptcy Reform Act of

     1978 (11 U.S.C. Section 101, et seq.).

               "Borrower" has the meaning assigned in the introductory

     clause hereto.

               "Business Day" means a day of the year on which commercial banks are not required or authorized by law to close in New York and California.

               "Code" means the Internal Revenue Code of 1986, and

     regulations promulgated thereunder.

               "Compliance Certificate" means a certificate substantially in the form of Exhibit A to the Syndicated Loan.

               "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any

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     obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b)

     with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments;
     (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations (unless otherwise specifically provided in such Guaranty Obligations), be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

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               "Contractual Obligation" means, as to any Person, any

     provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

               "Distribution" means, without duplication, with respect to any corporation: (a) any dividend or other distribution, direct or indirect, on account of any shares of capital stock of such corporation now or hereafter outstanding, whether in cash or other property, except a dividend or other distribution payable solely in shares of stock of such corporation; and (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of capital stock of such corporation now or hereafter outstanding, including, without limitation, any deferred payment made by such corporation in connection with the acquisition of its capital stock, or of any warrants, rights or options to acquire any shares of such stock.

               "Dollars", "dollars" and "$" each mean lawful money of the

     United States.

               "Deutsche Marks", "deutsche marks" and "DM" each mean lawful money of Germany.

               "EBIT" of a Person means such Person's earnings before

     interest income, interest expense, and taxes.

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               "EBITDA" of a Person means such Person's earnings before

     interest income, interest expense, taxes, depreciation, and amortization.

               "Environmental Claims" means all claims, however asserted,

     by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

               "Environmental Laws" means all federal, state or local laws,

     statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

               "ERISA" means the Employee Retirement Income Security Act of

     1974, and regulations promulgated thereunder.

               "ERISA Affiliate" means any trade or business (whether or

     not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and
     (o) of the Code for purposes of provisions relating to Section 412 of the Code).

               "ERISA Event" means (a) a Reportable Event with respect to a

     Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate

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     from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
     (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

               "Events of Default" has the meaning specified in Section

     6.01.

               "Flex Products" means Flex Products, Inc., a Delaware

     corporation.

               "Flex-SICPA Contract" means the License and Supply Agreement by and among Flex Products, Inc. and SICPA Holding, S.A. dated as of December 2, 1994, as in effect as of the date hereof.




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               "FRB" means the Board of Governors of the Federal Reserve

     System, and any Governmental Authority succeeding to any of its principal functions.

               "Funded Debt" of a Person means, without duplication, all

     indebtedness for borrowed money, all non-contingent reimbursement or payment obligations with respect to Surety Instruments, all obligations with respect to capital leases, and all Guaranty Obligations in respect of indebtedness or obligations of others of the foregoing kinds; and shall exclude all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person if the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossessions or sale of such property. Funded Debt shall be measured on a consolidated basis.

               "GAAP" means generally accepted accounting principles set

     forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

               "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity

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     exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

               "Guaranty Obligation" has the meaning assigned to it in this section under "Contingent Obligation".


               "Indebtedness" of any Person means, without duplication, (a)

     all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (excluding such indebtedness if the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all net obligations with respect to Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for

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     the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

               "Independent Auditor" has the meaning assigned to it in

     Section 5.01(a)(i).

               "Insolvency Proceeding" means (a) any case, action or

     proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

               "Joint Venture" means a single-purpose corporation,

     partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

               "Lending Office" means the office of the Bank located at its address specified on the signature pages of this Agreement or such other office of the Bank as the Bank may from time to time specify to the Borrower.


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               "Letters of Credit" means any letters of credit (whether

     standby letters of credit or commercial documentary letters of credit) issued pursuant to the Syndicated Loan.

               "Lien" means any security interest, mortgage, deed of trust,

     pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

               "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U  or X of the FRB.

               "Material Adverse Effect" means (a) a material adverse

     change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations hereunder; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of this Agreement, the Note or any related document.

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               "Material Subsidiary" means Flex Products and, at any time,

     any other Subsidiary of the Borrower having at such time either (a) total (gross) revenues for the preceding four fiscal quarter period of 10% or more of the total (gross) revenues of the Borrower on a consolidated basis, or (b) total assets, as of the last day of the preceding fiscal quarter, having a net book value of 10% or more of the net book value of the Borrower's consolidated total assets, in each case based upon the Borrower's most recent annual or quarterly financial statements delivered to the Bank under Section 5.01.

               "Multiemployer Plan" means a "multiemployer plan", within

     the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

               "Note" means a promissory note of the Borrower payable to

     the order of the Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Bank resulting from the Advance made by the Bank.

               "Organization Documents" means, for any corporation, the

     certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.


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               "Payment Office" means, for Deutsche Marks, the principal

     office of the Bank in San Francisco, California, located on the date hereof at 101 California Street, San Francisco, California 94105, and at such other office of the Bank as shall be from time to time selected by the Bank and notified by the Bank to the Borrower.

               "PBGC" means the Pension Benefit Guaranty Corporation, or

     any Governmental Authority succeeding to any of its principal functions under ERISA.

               "Pension Plan" means a pension plan (as defined in Section

     3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

               "Permitted Liens" has the meaning assigned to it in Section

     5.02(a).

               "Permitted Repurchase Agreement" means any written

     agreement: (a) that provides for (i) the transfer of one or more United States Governmental Securities to the Borrower or a Subsidiary from an Acceptable Bank against a transfer of funds (the "transfer price") by the Borrower or such Subsidiary to such Acceptable Bank, and (ii) a simultaneous agreement by the Borrower or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank the same or substantially similar United States

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     Governmental Securities for a price not less than the transfer price plus a reasonable return thereon at a date certain not later than one year after such transfer of funds; and (b) in respect of which the Borrower or such Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such repurchase agreement upon the occurrence of any default thereunder.

               "Person" means an individual, partnership, corporation,

     limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

               "Plan" means an employee benefit plan (as defined in Section

     3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

               "Redeemable Stock" means, with respect to any Person, each share of such Person's capital stock that is: (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into indebtedness of such Person: (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person, or
     (3) upon the occurrence of a condition not solely within the control of such Person; or (b) convertible into other Redeemable Stock.

               "Reportable Event" means, any of the events set forth in

     Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

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               "Requirement of Law" means, as to any Person, any law

     (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

               "Responsible Officer" means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

               "Restricted Payment" means any Distribution (other than on account of capital stock of a Subsidiary owned legally and beneficially by the Borrower or another Subsidiary) including, without limitation, any Distribution resulting in the acquisition by the Borrower of securities which would constitute treasury stock.

               "SEC" means the Securities and Exchange Commission, or any

     Governmental Authority succeeding to any of its principal functions.

               "Senior Note Agreement" means, collectively, those certain separate Note Purchase Agreements dated as of May 27, 1994, each containing identical terms and provisions, entered into by the Borrower with Connecticut Mutual Life Insurance Company, Modern Woodmen of America and American Life and Casualty Insurance Company.

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               "Senior Notes" means those certain Senior Notes in the

     aggregate principal amount of $18,000,000 dated May 27, 1994 issued pursuant to the Senior Note Agreement.

               "SICPA/OCLI Joint Acquisition Agreement" means that certain agreement between the Borrower and SICPA Holding, S.A. dated as of December 13, 1994, as amended and as in effect as of the date of this Agreement pursuant to which SICPA Holding, S.A. and the Borrower have agreed to acquire from ICI Americas, Inc. all of ICI Americas, Inc.'s interest in Flex Products and to acquire jointly from ICI American Holdings Inc. all of ICI American Holdings Inc.'s interest in Flex Products' promissory note payable to the order of ICI American Holdings Inc. dated April 30, 1995, evidencing a revolving credit and in the face amount of $15,000,000.

               "Stock and Note Purchase Agreement" means that certain Stock and Note Purchase Agreement among the Borrower, SICPA Holding, S.A., ICI Americas, Inc., and ICI American Holdings, Inc. dated May 1, 1995, as in effect as of the date hereof, pursuant to which the Borrower and SICPA Holding, S.A. effect the transactions contemplated in the SICPA/OCLI Joint Acquisition Agreement.

               "Subsidiary" of a Person means any corporation, association,

     partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a

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     combination thereof.  Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

               "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

               "Syndicated Loan" means the Credit Agreement, dated as of

     May 24, 1995, by and between Optical Coating Laboratory, Inc., the several financial institutions from time to time party thereto, and Bank of America National Trust and Savings Association, as amended as of the date hereof.

               "Swap Contract" means any agreement (including any master

     agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

               "Tangible Net Worth" of the Borrower means, on a

     consolidated basis, the Borrower's net worth minus goodwill.




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               "Unfunded Pension Liability" means the excess of a Plan's

     benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          SECTION 1.02.  Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          SECTION 1.03.  Accounting Terms. All accounting terms not

specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(a).

          SECTION 1.04.  Currency Equivalents Generally. For all purposes of this Agreement, the equivalent in another currency of an amount in Deutsche Marks shall be determined at the rate of exchange quoted by the Bank in San Francisco, California, at 9:00 A.M. (San Francisco time) on the date of determination, to prime banks in San Francisco for the spot purchase in the San Francisco foreign exchange market of such amount of Deutsche Marks with such other currency.


                                  ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCE


SS SF/83472 2
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          SECTION 2.01.  The Advance. The Bank agrees, on the terms and conditions hereinafter set forth, to make an advance (the "Advance") to the

Borrower on or before May 21, 1997, in an amount equal to DM8,625,000. No later than 11:00 A.M. (San Francisco time) on the date of the Advance and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make the Advance available to the Borrower in same day funds at the Bank's address referred to in Section 7.02 or at such other office as is designated by the Borrower to the Bank in writing. Amounts borrowed hereunder and repaid or prepaid may not be reborrowed.

          SECTION 2.02.  Repayment. The Borrower shall repay the principal amount of the Advance in 23 consecutive quarterly installments of DM375,000, payable on the last day of March, June, September, and December in each year, commencing June 30, 1997 and ending December 31, 2002; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount thereof.

          SECTION 2.03.  Interest. The Borrower shall pay interest in

Deutsche Marks on the unpaid principal amount of the Advance from the date of the Advance until such principal amount shall be paid in full, at an interest rate per annum equal at all times to 5.61% per annum, payable on the last day of March, June, September, and December in each year, commencing June 30, 1997 and ending on the date of payment in full of the Advance.

          SECTION 2.04.  Default Interest.  During the continuance of any

Event of Default, the interest on the unpaid principal amount of the


SS SF/83472 2
                                         22
Advance shall increase to 2% per annum above the interest rate otherwise applicable to the Advance.

          SECTION 2.05.  Prepayments. The Borrower may, upon at least four

Business Days' notice to the Bank stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advance in whole or in part, together accrued interest to the date of such prepayment on the principal amount prepaid, provided, however, that (x)

each partial prepayment shall be in an aggregate principal amount not less than DM375,000 and shall be applied in inverse order of maturity to the outstanding installments of the Advance and (y) in the event of such prepayment of the Advance, the Borrower shall be obligated to reimburse the Bank in respect thereof pursuant to Section 7.04(b).

          SECTION 2.06.  Increased Costs. (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining the Advance, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If the Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other

SS SF/83472 2
                                         23
governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and that the amount of such capital is increased by or based upon the existence of the Bank's commitment to lend hereunder and other commitments of this type, then, upon demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such corporation in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.07.  Illegality. Notwithstanding any other provision of this Agreement, if the Bank shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Borrower to perform its obligations hereunder in Deutsche Marks, the Borrower shall forthwith prepay in full the Advance together with interest accrued thereon.

          SECTION 2.08.  Payments and Computations. (a)  The Borrower shall make each payment hereunder and under the Note, not later than 11:00 A.M. (San Francisco time) on the day when due to the Bank for the account of its Lending Office in same day funds by deposit of such funds to the Bank's account maintained at the Payment Office.

          (b) The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due hereunder or under the Note, to charge

SS SF/83472 2
                                         24
from time to time against any or all of the Borrower's accounts with the Bank any amount so due.

          (c) All computations of interest shall be made by the Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under thete shall be stated to be due on a day other than a Business Day, such payment shall be made on the next preceding Business Day.


                                 ARTICLE III

                            CONDITIONS OF LENDING

          SECTION 3.01.  Condition Precedent to the Advance. The obligation of the Bank to make the Advance is subject to the condition precedent that the Bank shall have received on or before the date of the Advance the following, each dated such day, in form and substance satisfactory to the
Bank:

          (a)  The Note.

          (b) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Note, and of all


SS SF/83472 2
                                         25
documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Note.

          (c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Note and the other documents to be delivered hereunder.

          (d) A favorable opinion of Collette & Erickson, counsel for the Borrower, substantially in the form of Exhibit B hereto and as to such other matters as the Bank may reasonably request.

          (e) A certificate signed by a duly authorized officer of the Borrower stating that:

               (i)  The representations and warranties contained in Section
     4.01 are correct on and as of the date of the Advance, before and after giving effect to the Advance and to the application of the proceeds therefrom, as though made on and as of such date; and

               (ii) No event has occurred and is continuing, or would result from the Advance or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES


SS SF/83472 2
                                         26
          SECTION 4.01.  Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

          (a)  Corporate Existence and Power.  The Borrower and each of its

Subsidiaries:

               (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (ii) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations hereunder;

               (iii) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license (subject to subsection 4.01(a)(iv) below); and

               (iv) is in compliance with all Requirements of Law except, in each case referred to in clause (iii) or clause (iv), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (b)  Corporate Authorization; No Contravention.  The execution,

delivery and performance by the Borrower of this Agreement has been, and


SS SF/83472 2
                                         27
the Note when delivered hereunder will be, been duly authorized by all necessary corporate action, and do not and will not:

               (i) contravene the terms of any of the Borrower's Organization Documents;

               (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or

               (iii)     violate any Requirement of Law.

          (c)  Governmental Authorization.  No approval, consent,

exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of this Agreement or the Note. In providing the representations and warranties in this Section, the Borrower has assumed that, other than the Borrower and its Subsidiaries, the Bank is not subject to any statute, rule or regulation, or to any impediment to which contracting parties are generally not subject, which requires the Borrower, any of its Subsidiaries or any other Person to obtain approval, consent, exemption, authorization or other action by, or to provide notice to, or filing with, any Governmental Authority in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of this Agreement and the Note.



SS SF/83472 2
                                         28
          (d)  Binding Effect.  This Agreement and the Note constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

          (e)  Litigation.  There are no actions, suits, proceedings,

claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, its Subsidiaries or any of their respective properties which:

               (i) purport to affect or pertain to this Agreement or any of the transactions contemplated hereby; or

               (ii) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or the Note, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

          (f)  No Default.  No default of any obligation hereunder exists or would result from the entering into this Agreement or the Note by the Borrower. As of the date hereof, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any

SS SF/83472 2
                                         29
respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

          (g)  ERISA Compliance.


               (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

               (ii) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

               (iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any Unfunded Pension Liability; (C) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither the Borrower

SS SF/83472 2
                                         30
     nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

          (h)  Margin Regulations.  Neither the Borrower nor any Subsidiary

is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

          (i)  Title to Properties.  The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

          (j)  Taxes.  The Borrower and its Subsidiaries have filed all

Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

SS SF/83472 2
                                         31

          (k)  Financial Condition.


               (i) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated January 31, 1997, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date:

                    (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments;

                    (B) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                    (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

               (ii) Since October 31, 1996, there has been no Material Adverse Effect.

          (l)  Environmental Matters.  The Borrower conducts in the

ordinary course of business a review of the effect of existing
Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Borrower has

SS SF/83472 2
                                         32
reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (m)  Regulated Entities.  None of the Borrower, any Person

controlling the Borrower, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

          (n)  No Burdensome Restrictions.  Neither the Borrower nor any

Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

          (o)  Copyrights, Patents, Trademarks and Licenses, etc.  The

Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.



SS SF/83472 2
                                         33
          (p)  Insurance.  The properties of the Borrower and its

Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

          (q)  Full Disclosure.  None of the representations or warranties made by the Borrower in connection herewith contain any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                                  ARTICLE V

                          COVENANTS OF THE BORROWER

          SECTION 5.01.  Affirmative Covenants. So long as the Note shall remain unpaid or the Borrower has any obligations to the Bank in connection therewith, unless the Bank waives compliance in writing:

          (a)  Financial Statements.  The Borrower shall deliver to the

Bank, in form and detail satisfactory to the Bank:

               (i) (A) as soon as available, but not later than 105 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at

SS SF/83472 2
                                         34
     the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche or another nationally-recognized independent public accounting firm ("Independent Auditor") which opinion shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's or any Subsidiary's records or any other reason;

                    (B) as soon as available, but not later than 105 days after the end of each fiscal year, a copy of the balance sheet of Flex Products as at the end of such year and the related statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith audit adjustments and the absence of notes to such financial statements), the financial position and the results of operations of Flex Products;

               (ii) (A) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on

SS SF/83472 2
                                         35
     the last day of such quarter and commencing on the first day of the fiscal year and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith audit adjustments and the absence of notes to such financial statements), the financial position and the results of operations of the Borrower and the Subsidiaries;

                    (B) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the balance sheet of Flex Products as of the end of such quarter and the related statements of income and cash flows for the period commencing on the first day and ending on the last day of such quarter and commencing on the first day of the fiscal year and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith audit adjustments and the absence of notes to such financial statements), the financial position and the results of operations of Flex Products.

          (b)  Certificates; Other Information.  The Borrower shall furnish to the Bank:

               (i) concurrently with the delivery of the financial statements referred to in subsection 5.01(a)(i)(A), a certificate of the Independent Auditor stating that during the examination there was observed no default under any provision of this Agreement of the kind which would normally be revealed by such an examination, or a statement of such default if any is found whether or not the same shall have been cured;


SS SF/83472 2
                                         36
               (ii) concurrently with the delivery of the financial statements referred to in subsections 5.01(a)(i)(A) and 5.01(a)(ii)(A), a Compliance Certificate executed by a Responsible Officer;

               (iii) promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC;

               (iv) annually not later than 45 days after the commencement of each fiscal year, the consolidated operating budget of the Borrower and its Subsidiaries for the coming fiscal year;

               (v) promptly, notice of each change in ownership of Flex Products (including each change in the proportionate ownership of Flex Products by the Borrower and/or SICPA Holding, S.A.); and

               (vi) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Bank may from time to time request.

          (c)  Notices.  The Borrower shall promptly notify the Bank:


               (i) of the occurrence of any default of any obligation hereunder, and of the occurrence or existence of any event or circumstance that foreseeably will become a default of an obligation hereunder;


SS SF/83472 2
                                         37
               (ii) of any matter that has resulted or may result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

               (iii) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

                    (A)  an ERISA Event;

                    (B) a material increase in the Unfunded Pension Liability of any Pension Plan;

                    (C)  the adoption of, or the commencement of
          contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate; or

                    (D)  the adoption of any amendment to a Plan subject to
          Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;




SS SF/83472 2
                                         38
               (iv) of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries.

               (v) each proposed amendment to the SICPA/OCLI Joint Acquisition Agreement; and

               (vi) each proposed amendment to the Flex-SICPA Contract.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 5.01(c)(i) shall describe with particularity any and all clauses or provisions of this Agreement that have been (or foreseeably will be) breached or violated.

          (d)  Preservation of Corporate Existence, Etc.  The Borrower

shall, and shall cause each Subsidiary (except where the failure so to cause any such Subsidiary could not be reasonably expected to have a Material Adverse Effect) to:

               (i) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

               (ii) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its


SS SF/83472 2
                                         39
     business, except in connection with transactions permitted by Section 5.02(d) and sales of assets permitted by Section 5.02(c);

               (iii) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

               (iv) preserve or renew, to the extent legally possible, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

          (e)  Maintenance of Property.  The Borrower shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

          (f)  Insurance.  The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

          (g)  Payment of Obligations.  The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:



SS SF/83472 2
                                         40
               (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

               (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

               (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

          (h)  Compliance with Laws.  The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

          (i)  Compliance with ERISA.  The Borrower shall, and shall cause each of its ERISA Affiliates to: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (ii) cause each Plan which is qualified under
Section 401(a) of the Code to maintain such qualification; and (iii) make all required contributions to any Plan subject to Section 412 of the Code.

          (j)  Inspection of Property and Books and Records.  The Borrower

shall maintain and shall cause each Subsidiary to maintain proper books of

SS SF/83472 2
                                         41
record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an default of an obligation hereunder exists the Bank may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

          (k)  Environmental Laws.  The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property substantially in compliance with all Environmental Laws.

          (l)  Use of Proceeds.  The Borrower shall use the proceeds of the

Advance for working capital, capital equipment, and other general corporate purposes, so long as such usage is not in contravention of any Requirement of Law or this Agreement.

          SECTION 5.02.  Negative Covenants. So long as the Note shall remain unpaid or the Borrower has any obligations to the Lender in connection therewith, unless the Bank waives consent in writing:



SS SF/83472 2
                                         42
          (a)  Limitation on Liens.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):


               (i) any Lien existing on property of the Borrower or any Subsidiary on the date hereof securing Indebtedness outstanding on such date;

               (ii) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 5.01(g);

               (iii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

               (iv) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

               (v) Liens on the property of the Borrower or its Subsidiary securing (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (B)

SS SF/83472 2
                                         43
     contingent obligations on surety, and appeal bonds, and other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business as presently conducted;

               (vi) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed, the claims secured thereby are being actively contested in good faith and by appropriate proceedings, adequate book reserves shall have been established and maintained and shall exist with respect thereto, and all such liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $5,000,000;

               (vii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

               (viii) Liens on assets of corporations which become Subsidiaries after the date hereof, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

               (ix) (A) purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (1) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, and

SS SF/83472 2
                                         44
     (2) such Lien attaches solely to the property so acquired in such transaction;

                    (B) a deed of trust on the Borrower's property in Santa Rosa, California to secure financing up to $9,000,000 for the construction of general purpose manufacturing and office buildings on such property;

               (x) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

               (xi) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (B) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

               (xii) Liens consisting of pledges of cash collateral or government securities to secure obligations under Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions, provided that the counterparty to such Swap Contract is under a similar requirement to deliver similar collateral from time to time to the Borrower or the Subsidiary party thereto;

               (xiii)    Liens not otherwise permitted pursuant to clauses
     (i) through (xii), inclusive, of this Section; provided, that:

SS SF/83472 2
                                         45

                    (A) the Indebtedness or other obligations secured thereby shall have been incurred, or shall be permitted to be outstanding, in accordance with the provisions of Section 5.02(f) of this Agreement; and

                    (B) immediately prior to, and after giving effect to the incurrence, assumption or creation thereof and to any concurrent application of the proceeds of any Indebtedness or other obligation secured thereby, (1) the aggregate amount of all Indebtedness and other obligations secured by such Liens at such time would not exceed $5,000,000, and (2) no default by the Borrower exists of any provision hereof;

               (xiv) Liens in favor of the Bank arising under this Agreement; and

               (xv) Liens securing renewals, extensions (as to time) and refinancings of Indebtedness secured by the Liens described in clauses
     (i) through (xiv) of this Section; provided, that:

                    (A) the amount of Indebtedness or other obligations secured by each such Lien is not increased in excess of the amount of such Indebtedness or other obligations outstanding on the date of such renewal, extension or refinancing;

                    (B) none of such Liens is extended to encumber or otherwise relate to or cover any additional property of the Borrower or any Subsidiary; and



SS SF/83472 2
                                         46
                    (C) immediately prior to, and immediately after the consummation of such renewal, extension or refinancing, and after giving effect thereto, no default exists or would exist.

          (b)  Restrictions on Liens.  Except for the Senior Note Agreement

and Syndicated Loan, the Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, enter into any Contractual Obligations that impairs the ability of the Borrower to grant or prohibits the Borrower from granting any Lien(s) in favor of the Borrower.

          (c)  Disposition of Assets.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse and shares in any Subsidiary) or enter into any agreement to do any of the foregoing, except:

               (i) dispositions of inventory, or used, worn-out, fully depreciated, or surplus equipment, all in the ordinary course of business;

               (ii) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

               (iii) dispositions of inventory, equipment or other property by the Borrower or any Subsidiary pursuant to reasonable business requirements; and


SS SF/83472 2
                                         47
               (iv) dispositions (but not including any disposition of any fixed or capital assets or any shares in any Subsidiary) not otherwise permitted under this Section which are made for fair market value; provided, that (A) at the time of any disposition, no default of any obligation hereunder shall exist or shall result from such disposition, (B) the aggregate sales price from such disposition shall be paid in cash, and (C) the aggregate value of all assets so sold by the Borrower and its Subsidiaries, together, shall not exceed in any twelve month period, 10% of the gross book value of the assets of the Borrower and its Subsidiaries on a consolidated basis (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges, and other like intangibles) less reserves applicable thereto.

          (d)  Consolidations and Mergers.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

               (i) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation; and




SS SF/83472 2
                                         48
               (ii) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another wholly-owned Subsidiary.

          (e)  Loans and Investments.  The Borrower shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower, except for:

               (i) in property to be used in the ordinary course of business of the Borrower and its Subsidiaries;

               (ii) investments in trade accounts receivable arising from the sale of goods and services in the ordinary course of business of the Borrower and its Subsidiaries;

               (iii) investments in United States Governmental Securities, provided that such obligations mature within three years from the date of acquisition thereof;

               (iv) investments in commercial paper given either of the two highest ratings by either Standard & Poor's or Moody's, provided that such obligations mature within 270 days from the date of creation thereof;



SS SF/83472 2
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               (v)  investments constituting loans and advances to
     employees, including travel advances and relocation loans, made in the ordinary course of and furtherance of the business of the Borrower or any Subsidiary;

               (vi) investments in demand deposit accounts maintained with one or more local commercial banks, which qualify as Acceptable Banks, as operating funds accounts used in the ordinary course of business of the Borrower and the Subsidiaries;

               (vii) investments in publicly-traded shares in any open-end mutual fund that invests solely in Investments of the type described in clause (iii), clause (iv), clause (ix) or clause (x) of this Section and has total assets in excess of $1,000,000,000, provided that such Investments are classified as current assets in accordance with GAAP;

               (viii) investments in money market preferred stock of corporations organized under the laws of the United States or any state thereof that (A) is commonly referred to by the terms "Dutch-Auction Preferred," "Capital Market Preferred," "Remarketed Preferred," "Variable Rate Preferred" or similar terms, and (B) has been given, at the time of acquisition, one of the two highest ratings by either Standard & Poor's or Moody's;

               (ix) investments in certificates of deposit or banker's acceptances issued by an Acceptable Bank, provided that such obligations mature within one year from the date of acquisition thereof;

               (x)  investments in Permitted Repurchase Agreements;

SS SF/83472 2
                                         50

               (xi) investments in Dollar-denominated deposits with:

                    (A) a bank organized under the laws of a country that is a member of the European Community (or any political subdivision of such country) having a combined capital and surplus of not less than $100,000,000 and given an issuer rating of "A" by Thomson BankWatch, Inc. (or a comparable rating by another nationally-recognized rating agency of similar standing if Thomson BankWatch, Inc. is not then in the business of rating commercial banks), or

                    (B)  a foreign branch of an Acceptable Bank;

               (xii) investments in tax-exempt obligations of any state of the United States, or any municipality of any such state, given either of the two highest ratings by either Standard & Poor's or Moody's, provided that such obligations mature within three years from the date of acquisition thereof;

               (xiii) investments in joint ventures, provided that the aggregate book value of all such investments shall not at any time exceed 10% of consolidated total assets of the Borrower and its Subsidiaries determined at such time;

               (xiv) investments in federally insured money market deposit accounts maintained with one or more Acceptable Banks;

               (xv) other investments in securities for cash management purposes, made in accordance with the Borrower's investment policies as in effect on the date hereof, maturing within one year from the

SS SF/83472 2
                                         51
     date of acquisition thereof, provided that the aggregate book value of all such investments shall not at any time exceed 2.50% of the consolidated total assets of the Borrower and its Subsidiaries determined at such time;

               (xvi)     investments in existence on the date hereof;

               (xvii) extensions of credit to and equity investments in Flex Products (including the investments contemplated in the Stock and Note Purchase Agreement); provided that the aggregate amount of credit extended to Flex Products shall be subject to the limits set forth in subsection 5.02(f)(ix);

               (xviii)   any other investment not otherwise permitted under
     clauses (i) through (xvii) hereof and subject to the provisions of
     Section 5.02(f)(ix); provided, that:

                    (A) immediately after, and after giving effect to, any such investment, the sum of the aggregate amount of (x) all Restricted Payments declared or made during the period from and after October 31, 1994 to and including the date such investment is made, plus (y) all such investments made pursuant to this subsection held at such time by the Borrower and its Subsidiaries would not exceed the sum of:

                         (1)  $7,000,000, plus

                         (2) the sum of 50% (or minus 100% if a deficit) of the cumulative consolidated net income of the Borrower and its Subsidiaries for the period commencing after October


SS SF/83472 2
                                         52
               31, 1994 and ending on and including the date such investment is made, plus

                         (3) the aggregate amount of cash proceeds (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses) received by the Borrower and its Subsidiaries after October 31, 1994 and prior to such time from the issuance and sale of (I) capital stock (other than Redeemable Stock) of the Borrower (either directly or through the exercise of warrants, rights or other options or the exercise of any rights of the holder of any Indebtedness of the Borrower to convert such Indebtedness to capital stock (other than Redeemable Stock)) or (II) any warrants, rights or other options to purchase such capital stock; and

                    (B) immediately before, and after giving effect to, such investment, no default exists or would exist.

          (f)  Limitation on Indebtedness.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (i)   Indebtedness incurred pursuant to this Agreement;

               (ii) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 5.02(h);


SS SF/83472 2
                                         53
               (iii)     Indebtedness existing on the date hereof;

               (iv) Indebtedness incurred in connection with leases permitted pursuant to Section 5.02(j);

               (v) Indebtedness evidenced by the Senior Notes, not to exceed $18,000,000 in aggregate principal amount;

               (vi) Indebtedness, not to exceed $9,000,000 in principal amount, secured by the deed of trust described in Section 5.02(a)(viii)(B), for the purpose of financing the construction of general purpose manufacturing and office buildings on such property; provided that the weighted average life of such Indebtedness is for a term not shorter than the remaining term of the Term Loans or the remaining term of the revolving credit under the Syndicated Loan, whichever is longer;

               (vii)     Unsecured Indebtedness incurred by the
     Subsidiaries (other than Flex Products) of the Borrower (this Indebtedness may be guaranteed by the Borrower) not to exceed at any one time an aggregate principal amount of $5,000,000; and

               (viii) Indebtedness incurred by Flex Products (including Indebtedness to SICPA Holding, S.A. and the Borrower) not to exceed at any one time an aggregate principal amount of $25,000,000 (utilized and unutilized); of which up to $15,000,000 may be extended by third parties in the form of credit extensions not included in subsection
     (viii) of this Section.

               (ix) Indebtedness secured by Liens permitted under Section 5.02(a)(i) in an aggregate amount which, together with the investments

SS SF/83472 2
                                         54
     permitted under Section 5.02(e)(xviii) does not exceed the amount permitted for investments under such Section.

               (x) Indebtedness of the Borrower not covered in clauses (i) through (ix) of this Section not to exceed the amounts by which $32,000,000 exceeds the sum of (A) the then outstanding aggregate principal amount of the term loans outstanding under the Syndicated Loan plus (B) the aggregate of the revolving commitments then available under the Syndicated Loan, in both cases as of the date of computation.

               (xi) Indebtedness of Flex Products to third persons which is incurred in lieu of Indebtedness to SICPA Holding, S.A. pursuant to the SICPA/OCLI Joint Acquisition Agreement, provided that:

                    (A) The terms and provisions of such Indebtedness meet the requirements of the SICPA/OCLI Joint Acquisition Agreement applicable to credit extensions made by SICPA Holding, S.A. and the Borrower thereunder;

                    (B) The Borrower extends credit to Flex Products at the same time pursuant to the terms of the SICPA/OCLI Joint Acquisition Agreement;

                    (C) Such Indebtedness to third persons is at all times guaranteed by SICPA Holding, S.A.; and

                    (D) If a breach or default occurs under the documents evidencing such Indebtedness to third persons, payment of such Indebtedness is made by SICPA Holding, S.A.


SS SF/83472 2
                                         55
          (g)  Transactions with Affiliates.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

          (h)  Contingent Obligations.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

               (i) endorsements for collection or deposit in the ordinary course of business;

               (ii) Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions; and

               (iii) Contingent Obligations of the Borrower and its Subsidiaries existing as of the date hereof.

          (i)  Joint Ventures.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any Joint Venture, other than in businesses and industries reasonably related to the Borrower's or such Subsidiary's business or industries as of the date of this Agreement.

          (j)  Lease Obligations.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

SS SF/83472 2
                                         56

               (i) leases of the Borrower and of Subsidiaries in existence on the date hereof and any renewal, extension or refinancing thereof;

               (ii) operating leases entered into by the Borrower or any Subsidiary after the date hereof in the ordinary course of business;

               (iii) leases entered into by the Borrower or any Subsidiary after the date hereof pursuant to sale-leaseback transactions permitted under subsection 5.02(c)(iv);

               (iv) capital leases other than those permitted under clauses
     (i) and (iii) of this Section, entered into by the Borrower or any Subsidiary after the date hereof to finance the acquisition of equipment; provided that the aggregate amount of all such capital leases shall not exceed $15,000,000.

          (k)  Restricted Payments.


               (i) The Borrower shall not, and shall not suffer or permit any Subsidiary to, declare or make any Restricted Payment unless:

                    (A) immediately after, and after giving effect to, such Restricted Payment, the sum of the aggregate amount of (x) all Restricted Payments declared or made during the period from and after October 31, 1994 to and including the date such Restricted Payment is made, plus (y) all investments made pursuant to Subsection 5.02(d)(xviii), plus (z) all Indebtedness permitted under Section 5.02(f)(ix) held or owed at such time by the Borrower and its Subsidiaries would not exceed the sum of

SS SF/83472 2
                                         57

                         (1)  $7,000,000 plus

                         (2) the sum of 50% (or minus 100% in the case of a deficit) of the cumulative consolidated net income of the Borrower and its Subsidiaries for the period commencing after October 31, 1994 and ending on and including the date such Restricted Payment is declared or made, and

                    (B) at the time of such declaration and immediately before, and after giving effect to, such Restricted Payment, no default of any obligation hereunder exists or would exist.

               (ii) The Borrower shall not authorize a Distribution on any class of its capital stock that is not payable within 90 days of authorization.

                                        (l)  ERISA.  The Borrower shall

not, and shall not suffer or permit any of its ERISA Affiliates to: (i) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $1,000,000; or (ii) engage in a transaction that could be subject to Section 4069 or 4212(iii) of ERISA.

                                        (m)  Tangible Net Worth.  The

Borrower shall not permit, at any time and on a consolidated basis, its Tangible Net Worth to be less than $40,000,000 plus 50% of consolidated net income after income taxes (but without giving effect to any net losses)


SS SF/83472 2
                                         58
earned in any quarterly accounting period commencing after October 31, 1994.

                                        (n)  Leverage Ratio.


               (i) The Borrower shall not permit, at any time and on a consolidated basis, its ratio of Funded Debt to EBITDA:

                    (A) to exceed 2.75 to 1.00 for the period from the end of its fourth fiscal quarter of 1996 through the end of its second fiscal quarter of 1997;

                    (B)  to exceed 2.50 to 1.00 thereafter.

     provided that so long as Funded Debt is less than or equal to

     $60,000,000, the Borrower shall not permit, at any time and on a consolidated basis, its ratio of Funded Debt to EBITDA to exceed 2.5 to 1.0.

               (ii) In making the calculations required under this Section:

                    (A) The Borrower's Funded Debt will be measured as of the end of each fiscal quarter of the Borrower and the Borrower's EBITDA will be measured on a four quarter trailing basis; and

                    (B) Indebtedness of Flex Products covered by Section 5.02(f)(x) the extent it is owed to SICPA Holding, S.A. or to a third person who is making the credit extension in lieu of SICPA Holding, S.A. and the interest expense allocated to such


SS SF/83472 2
                                         59
          Indebtedness shall be excluded in making the calculations required under this Section.

          (o)  Fixed Charge Coverage Ratio.


               (i) The Borrower shall not permit, at any time and on a consolidated basis, its ratio of EBIT to net interest expense and current portion of long term debt to be less than:

                    (A) 1.00 to 1.00 through the end of its second fiscal quarter of 1997;

                    (B) 1.15 to 1.00 for the period covered by its third fiscal quarter of 1997;

                    (C) 1.25 to 1.00 for the period covered by its fourth fiscal quarter of 1997; and 1.50 to 1.00 thereafter.

               (ii) In making the calculations required under this Section:

                    (A) EBIT and interest expense will be measured on a four quarter trailing basis (including historical Flex Products EBIT and interest expense) and current portion of long term debt will be calculated on a four quarter prospective basis; and

                    (B) Indebtedness of Flex Products covered by Section 5.02(f)(xi) to the extent it is owed to SICPA Holding, S.A. or to a third person who is making the credit extension in lieu of SICPA Holding, S.A. and the interest expense allocated to such


SS SF/83472 2
                                         60
          Indebtedness shall be excluded in making the calculations required under this Section.

          (p)  Current Ratio.  The Borrower shall not permit, on a

consolidated basis, the ratio of its current assets to current liabilities to be less than 1.2 to 1.0. Indebtedness of Flex Products covered by
Section 5.02(f)(xi) to the extent it is owed to SICPA Holding, S.A. or to a third person who is making the credit extension in lieu of SICPA Holding, S.A. and the interest expense allocated to such Indebtedness shall be excluded in making the calculations required under this Section.

          (q)  Change in Business.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

          (r)  Accounting Changes.  The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary; except that the Borrower shall be permitted to change to the Borrower's fiscal year the fiscal year of any Subsidiary acquired by the Borrower after the date hereof.

          (s)  SICPA/OCLI Joint Acquisition Agreement; Flex-SICPA Contract.

The Borrower shall not materially amend the SICPA/OCLI Joint Acquisition Agreement and the Flex-SICPA Contract (the "SICPA Agreements") without prior written consent as required therein and shall comply with all terms and covenants contained therein.

SS SF/83472 2
                                         61


                                  ARTICLE VI

                              EVENTS OF DEFAULT

          SECTION 6.01.  Events of Default. Any of the following events shall constitute an "Event of Default"):


          (a)  Non-Payment.  The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under the Note; or

          (b)  Representation or Warranty.  Any representation or warranty by the Borrower or any Subsidiary made or deemed made herein or in the Note, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement or the Note, is incorrect in any material respect on or as of the date made or deemed made; or

          (c)  Specific Defaults.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.01(a), 5.01(b), 5.01(c), 5.01(l), or in Section 5.02, and, in the case of any term, covenant or agreement contained in any of Sections 5.01(a) or 5.01(b), such default shall continue unremedied for a period of ten days after the occurrence thereof; or

SS SF/83472 2
                                         62

          (d)  Other Defaults.  The Borrower fails to perform or observe any other term or covenant contained in this Agreement or the Note, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Bank; or

          (e)  Cross-Default.  The Borrower or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or



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          (f)  Insolvency; Voluntary Proceedings.  The Borrower or any

Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g)  Involuntary Proceedings.


               (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;

               (ii) the Borrower or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S.
     law) is ordered in any Insolvency Proceeding; or

               (iii) the Borrower or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

SS SF/83472 2
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          (h)  ERISA.


               (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000;

               (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or

               (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under
     Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

          (i)  Monetary Judgments.  One or more non-interlocutory

judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 20 days after the entry thereof; or

          (j)  Non-Monetary Judgments.  Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary which does or

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would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k)  Change of Control.  More than 50% of the Borrower's issued and outstanding common stock is owned as a block by a Person or Persons acting in concert with Persons other than the Persons who own the Borrower's stock on the date of this Agreement, if such change of control continues for a period of 30 days from the earlier of (i) the date the Borrower advises the Bank of such change of control or (ii) the date the Bank advises the Borrower that such change of control will be an Event of Default upon the lapse of such 30-day period; or

          (l)  Loss of Licenses.  Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Borrower or any Subsidiary, or the Borrower or any Subsidiary for any reason loses any material license, permit or franchise, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; provided, however, that to the extent any of the foregoing shall occur with respect to a Subsidiary, it shall not constitute an Event of Default unless such occurrence could reasonably be expected to have a Material Adverse Effect; or

          (m)  Adverse Change.  There occurs a Material Adverse Effect.




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          SECTION 6.02.  Remedies. If any Event of Default occurs, the Bank may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; provided, further, that upon the occurrence of any event specified in subsection (f) or (g) of Section 6.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), all outstanding indebtedness and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

          SECTION 6.03.  Rights Not Exclusive. The rights provided for in this Agreement and the Note are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

          SECTION 6.04.  Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Borrower (a "Charge"), and if solely by virtue of such Charge, there would exist an

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Event of Default due to the breach of any of Sections 5.02(l) through
5.02(p), as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Borrower announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Borrower delivers to the Bank its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.


                                 ARTICLE VII

                                MISCELLANEOUS

          SECTION 7.01.  Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 7.02.  Notices, Etc. (a)  All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, if to the Borrower, at its address at 2789 Northpoint Parkway,

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                                         68
Santa Rosa, California 95407-7397, Attention:  Jeffrey Ryan, telephone:
(707) 525-7656, facsimile:  (707) 525-6859, and if to the Bank, at its address at 101 California Street, San Francisco, California 94111,
Attention:  Bradford H. Leahy, telephone:  (415) 984-3729, facsimile:
(415) 362-3524 or, as directed to the Borrower or the Bank, to such other address as shall be designated by such party in a written notice to the other party.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery.

          (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay any amounts due hereunder shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

          SECTION 7.03.  No Waiver; Remedies. No failure on the part of the

Bank to exercise, and no delay in exercising, any right hereunder or under

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                                         69
the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 7.04.  Costs, Expenses and Taxes. (a)  The Borrower

agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Note and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 7.04(a). In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note and the other documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

          (b) If any payment of principal of the Advance is made prior to its scheduled due date, either as a result of an acceleration of the maturity of the Note pursuant to Section 6.01, as permitted by Section 2.05 or for any other reason, the Borrower shall, upon demand by the Bank, pay

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to the Bank amounts reasonably required to compensate the Bank for (i)
losses which the Bank may reasonably incur as a result of such early payment (such losses to be calculated on the basis of anticipated lost earnings between the date of early payment and the stated maturity of the Note based upon the difference between the rate of interest payable by the Borrower and the then-prevailing rate of interest), and (ii) administrative costs or expenses which the Bank may reasonably incur by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain the Advance; but in any case, less any savings to the Bank and any costs or expenses actually paid or reimbursed to the Bank by third parties in connection with any such liquidation, reemployment or relending.

          SECTION 7.05.  Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note, whether or not the Bank shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.



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                                         71
          SECTION 7.06.  Judgment. (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Note in any currency (the "Original Currency") into another currency (the "Other Currency") the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the Original Currency with the Other Currency at San Francisco, California on the Business Day preceding that on which final judgment is given.

          (b) The obligation of the Borrower in respect of any sum due in the Original Currency from it to the Bank hereunder or under the Note shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in such Other Currency the Bank may in accordance with normal banking procedures purchase Deutsche Marks with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to the Bank in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Bank in the Original Currency, the Bank agrees to remit to the Borrower such excess.

          SECTION 7.07.  Binding Effect. (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

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                                         72

          (b) Notwithstanding any other provision set forth in this Agreement, the Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advance owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 7.08.  Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of California.

          SECTION 7.09.  Execution in Counterparts. This Agreement may be

executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.


           [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written.


                              OPTICAL COATING LABORATORY, INC.



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                                         73

                              By:
                              Title:


                              ABN AMRO BANK N.V.



                              By:
                              Title:




                              By:
                              Title:


                              LENDING OFFICE:
                                   101 California Street
                                   San Francisco, CA  94111










SS SF/83472 2
































SS SF/83472 2
                                          1
                                  EXHIBIT A

                               PROMISSORY NOTE


                                           Dated:  May 21, 1997

           FOR VALUE RECEIVED, the undersigned, Optical Coating Laboratory, Inc., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ABN AMRO Bank N.V. (the "Bank") for the account of its Lending

Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of DM8,625,000 (the "Advance") in 23 consecutive quarterly installments of DM375,000, payable on the last day of March, June, September, and December in each year, commencing June 30, 1997 and ending December 31, 2002; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount thereof.

           The Borrower promises to pay interest on the unpaid principal amount of the Advance from the date of the Advance, until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Credit Agreement.

           Both principal and interest in respect of the Advance are payable in Deutsche Marks to the Bank at San Francisco, California, in same day funds or at such other offices as address as is specified from time to time by the Bank.



SS SF/83472 2
                                          2
           This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement dated as of May 20, 1997 (the "Credit Agreement"), between the Borrower and the Bank. The Credit

Agreement, among other things, (i) provides for the making of an advance (the "Advance") by the Bank to the Borrower in an aggregate amount not to exceed DM8,625,000, the indebtedness of the Borrower resulting from the Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                       OPTICAL COATING LABORATORY, INC.



                       By:
                       Title:













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                                         iii
































SS SF/83472 2